CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Strong International Income Funds, Inc.

We consent to the incorporation by reference in Post-Effective Amendment No. 11 to the Registration Statement of Strong International Income Funds, Inc. (comprising, respectively, the Strong International Bond Fund and Strong Global High-Yield Bond Fund) on Form N-1A of our report dated December 8, 1998, on our audits of the financial statements and financial highlights of Strong International Income Funds, Inc., which report is included in the Annual Report to Shareholders for the year ended October 31, 1998, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm under the captions "Independent Accountants" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.


PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
February 26, 1999


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